Exhibit 10.23

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of May 5, 2008 (the “Effective Date”),  by and between Noble Environmental Power, LLC (“Noble”) and Charles C. Hinckley (“Executive”).

WHEREAS, Noble, its parent and its affiliates (collectively, the “Noble Companies”) develop, construct and operate wind-powered electricity generation facilities;

WHEREAS, Noble and the Executive have entered into that certain Employment Agreement, dated as of September 23, 2007, pursuant to which Executive is serving Noble as Chief Executive Officer (the “Prior Employment Agreement”);

WHEREAS, Noble and Executive mutually desire to end the employment of Executive as Chief Executive Officer of Noble, but to continue the employment of Executive as the Executive Chairman of the Board of Directors or similar governing body of Noble (the “Board of Directors”); and

WHEREAS, Noble and Executive mutually desire to terminate the Prior Employment Agreement as of the date hereof, and to enter into this Agreement embodying the terms of employment applicable to the Executive as Executive Chairman of the Board of Directors.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Noble and Executive agree as follows:

1.                                       Position, Duties, and Responsibilities.

(a)                                  Commencing on April 1, 2008, Executive shall initially be employed as the Executive Chairman of the Board of Directors, with such customary responsibilities, duties and authority as may be assigned by the Board of Directors, in consultation with the Executive and the Chief Executive Officer of Noble, including, without limitation, providing strategic assistance and leadership to Noble and the Noble Companies, assisting Noble and the Noble Companies in securing wind development opportunities or other wind joint venture and wind business opportunities, advising the Chief Executive Officer of Noble and the Board of Directors on general business matters, assisting in meetings or discussions between governmental authorities and Noble and the Noble Companies, applying historical experience and using historical relationships to help Noble and the Noble Companies finalize and secure their existing development pipeline, and assisting in and leading discussions with significant vendors and other service providers to Noble and the Noble Companies.

(b)                                 Executive, in carrying out his duties under this Agreement, will report to the Board of Directors.  During the Term of Employment (as defined below), Executive shall devote substantially all of his business time and attention to the business and affairs of Noble and/or the Noble Companies, and shall use his best efforts, skills, and abilities to promote its interests.  Executive agrees to observe and comply with the rules and policies of Noble and the Noble Companies as adopted from time to time, including any rules and policies that relate to Executive’s post-termination obligations to Noble and the Noble Companies, to the extent such rules and policies are not inconsistent with the terms of this Agreement.

2.                                       At-Will Employment.  Noble and Executive acknowledge that Executive’s employment hereunder is and shall continue to be at-will (as defined under applicable law), and may be terminated at any time, with or without Cause, at the option of either party.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as specifically provided in Section 4 of this Agreement.  No provision of this Agreement shall be construed as conferring upon Executive a right to continue as an employee of Noble.  On the date on which Executive’s employment with Noble terminates, for whatever reason, unless specifically otherwise agreed in writing between Executive and Noble, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with Noble or any of the Noble Companies.  The period of Executive’s employment under this Agreement is referred to herein as the “Term of Employment.”

3.                                       Compensation and Benefits.  Executive will be eligible to receive the following compensation and benefits during the Term of Employment:

(a)                                  Annual Base Salary.  In consideration of the services to be rendered by Executive under this Agreement, Noble will pay Executive an annual salary of $360,000 (“Salary”), less all applicable local, state, and federal taxes, and other withholdings and deductions required by law or authorized by Executive, which shall be payable at the times and in the installments consistent with Noble’s existing payroll practices.  Executive will be considered for merit increases to his Salary during the Term of Employment based on performance in the sole discretion of the Board of Directors.

(b)                                 Annual Bonus.  During the Term of Employment, Executive will be eligible for an annual bonus, based primarily on Noble’s financial performance, including, as applicable, the performance of the Noble Companies.  Executive shall be eligible for an annual bonus at a target level of 67.0% of his Salary, upon fulfilling certain financial goals and objectives that are established by the Board of Directors with respect to the applicable performance period.  Whether such financial goals and objectives are achieved will be determined by the Board of Directors in its sole discretion.  Except as provided in Section 4(e) herein or in the Change in Control Severance Agreement, Executive will not be eligible for an annual bonus unless Executive remains employed by Noble through January 1 of the calendar year following the applicable performance period, or such longer period as may be required by the Board of Directors or under the applicable bonus plan.  Any annual bonus earned by the Executive shall be paid to Executive when bonuses under the performance period in question are paid to other executive officers of Noble.

(c)                                  Additional Bonus.  In consideration for the Executive agreeing to terminate the Prior Employment Agreement as of the date hereof, and in partial consideration of the Executive agreeing to enter into this Agreement and the Change in Control Severance Agreement, Executive will be entitled to receive, in addition to the other good and valuable consideration set forth herein, a one-time bonus of $150,000, which Noble will pay in one lump sum as soon as administratively practicable after the Effective Date.

(d)                                 Bonus Upon an IPO.  If Noble completes a Qualified IPO by the end of calendar year 2008, then the Executive will be entitled to receive a one-time bonus equal to $150,000 of restricted stock in the successor to Noble (the “Successor”) after such Qualified IPO (the “Restricted Stock Grant”).  For the avoidance of doubt: (i) the Restricted Stock Grant shall be subject to the terms and conditions of the equity incentive plan and the restricted stock award agreement in effect with respect to the Successor as of the date of the Restricted Stock Grant; (ii) the number of shares subject to the Restricted Stock Grant will be calculated using the initial price per share to the public as set forth in the final prospectus included within the registration statement filed by the Successor in Form S-1 with the Securities and Exchange Commission in connection with the Qualified IPO; and (iii) the Executive will receive the Restricted Stock Grant as soon as administratively practicable after the Qualified IPO.  For purposes of this Section 3(d), a “Qualified IPO” shall have the meaning ascribed to such term in the Third Amended and Restated Limited Liability Company Operating Agreement, dated as of March 7, 2008, of Noble Environmental Power, LLC, as amended from time to time (the “Third Amended and Restated LLC Agreement”).

(e)                                  Benefits.  The parties acknowledge and agree that during the Term of Employment, Executive shall be entitled to participate in certain employee benefits plans, programs and arrangements, as offered by Noble to similarly-situated employees.  These employee benefits shall be governed by the applicable documents, which are subject to change.  During the Term of Employment, Executive will also be entitled to the use of an automobile provided by Noble in accordance with its automobile policy.

(f)                                    Vacation.  During the Term of Employment, Executive will be entitled to 20 work days of paid vacation each calendar year.  Vacation must be scheduled with sufficient advance notice to take into account Noble’s business needs.  Executive will also be entitled to paid holidays in accordance with Noble’s holiday policy.

(g)                                 Claims, Insurance and Indemnification.

(i)                           During the Term of Employment, and at all times thereafter, Executive agrees to fully, and in good faith, cooperate with Noble with respect to any investigation, claim or litigation involving Noble or the Noble Companies and relating to his past, present or future duties with Noble or the Noble Companies, or to any matters concerning Noble or the Noble Companies about which he has knowledge.  Noble shall reimburse Executive for his reasonable expenses incurred in the course of such cooperation.

(ii)           During the Term of Employment, and at all times thereafter, Noble will provide Executive with directors’ and officers’ insurance liability coverage to cover any claims arising from his past, present or future activities on behalf of Noble or the Noble Companies, in the same manner as such insurance is provided to other similarly-situated officers or directors of Noble, subject to the terms of the applicable insurance policies.

(h)                                 Business Expenses.  During the Term of Employment, Executive shall be reimbursed for all reasonable, ordinary, and necessary expenses incurred for business activities on behalf of Noble or the Noble Companies by Executive in the performance of his duties.  All reimbursable expenses must be appropriately documented in reasonable detail by Executive and submitted in accordance with the Travel and Business Expense Reimbursement Policy of Noble in effect at that time.

(i)                                     Series B Incentive and Performance Units.  Executive understands that Noble will grant Executive, after the Effective Date, the opportunity to purchase   35,541 Series B Incentive Units and 17,771 Series B Performance Units (the “Grant”), which Grant is contingent on (X) the Executive remaining employed by Noble as of the time of Grant, and (Y) the Executive executing (i) the versions of the Limited Liability Company Operating Agreement of Noble and the Members’ Agreement of Noble that are are referred to in the applicable subscription agreement approved by the Board of Directors and provided by Noble to Executive in order to effectuate such purchase and that will govern the terms of the Series B Incentive Units and Series B Performance Units, and (ii) any documents ancillary to the Grant required by Noble.  For purposes of this Section 3(j), the terms “Series B Incentive Units” and “Series B Performance Units” shall be as defined in that version of the Limited Liability Company Operating Agreement of Noble that will govern the Series B Incentive Units and Series B Performance Units.

4.                                       Termination of Employment.

(a)                                  Termination Due to Death or Disability.  Executive’s employment will terminate upon his death or Disability.  For purposes of this Agreement, “Disability” shall refer to Executive’s physical or mental disability preventing him from carrying out substantially all of his duties as Executive Chairman of the Board of Directors for a period of four consecutive months (or 25 weeks in any 12-month period).  If Executive and Noble disagree as to the existence of a Disability, the dispute shall be resolved by an independent medical doctor selected by Executive and Noble.

(b)                                 Involuntary Termination.  Executive’s employment hereunder may be terminated immediately by Noble, at any time, for Cause by written notice.  For purposes of this Agreement, “Cause” shall mean:

(i)            Executive’s failure to substantially perform his duties as an employee of Noble, which failure is not remedied by the Executive within thirty (30) days after receiving written notice from the Board of Directors specifying such failure;

(ii)           the engagement by Executive in misconduct in the performance of his duties as an employee of Noble, which misconduct is materially injurious to Noble or any of the Noble Companies;

(iii)          the Executive admitting to, the Executive being convicted of, the Executive entering of a plea of guilty or nolo contendere to, or the Executive being indicted for, any felony or crime involving moral turpitude;

(iv)          the Executive committing any act of fraud or dishonesty in connection with the performance of his duties as an employee of Noble or in the course of Executive’s employment with Noble, which act is materially injurious to Noble or any of the Noble Companies;

(v)           the Executive using narcotics, alcohol, or illicit drugs in a manner that has or may reasonably be expected to have a detrimental effect on the performance by the Executive of his duties as an employee of Noble or on the reputation of Noble or any of the Noble Companies; or

(vi)          the Executive committing a material violation of any policy sponsored by Noble or the other Noble Companies which results in material injury to Noble or any of the Noble Companies.

(c)                                  Voluntary Termination.  Subject to Section 4(b) and 4(d), either Executive or Noble may voluntarily terminate Executive’s employment and this Agreement at any time by providing thirty (30) days’ written notice to the other party.

(d)                                 Termination for Good Reason.  Executive may voluntarily terminate Executive’s employment and this Agreement at any time for Good Reason by providing thirty (30) days’ written notice to Noble specifying the event(s) purported to constitute Good Reason in reasonable detail (which notice must be provided within 60 days following the occurrence of such event(s)); provided, however, that Executive may not resign his employment for Good Reason unless Noble has not remedied the event(s) alleged by the Executive to constitute Good Reason within the 30-day period.  As used herein “Good Reason” shall mean the occurrence of any of the following: (i) a material and adverse reduction in the nature or scope of the duties assigned to the Executive pursuant to this Agreement; (ii) a material reduction in Salary, other than any such reduction in Salary that results from the implementation by Noble of a general salary reduction plan among all of its senior executives; or (iii) the relocation of Executive’s principal place of employment more than 50 miles from its location on the commencement of the Term of Employment.

(e)                                  Benefits upon Termination.

(i)                                     Severance Payments.  In the event Noble terminates the Executive without Cause (which shall not include a termination under Section 4(a)) or Executive terminates his employment for Good Reason, and provided that Executive executes within 30 days following such termination of employment a general release of all claims arising under this Agreement or otherwise related to Executive’s employment by Noble in a form to be provided by Noble which is not subsequently revoked, and provided that Executive abides in all material respects by his obligations under this Agreement, Noble will provide Executive with the following payments:

(A)                              a cash amount equal to six (6) months of his Salary, less taxes and withholdings, which amount shall be paid in accordance with the normal payroll practices of Noble over the six (6) month period following the date of Executive’s termination of employment (the “Salary Continuation”);

(B)                                a cash amount equal to (1) the bonus that Executive would have been eligible to receive pursuant to Section 3(b), for the performance period in which Executive incurs a termination from employment, had Executive remained employed with Noble until the January 1 following the date of his termination of employment, or such other date the Board of Directors may have required under Section 3(b), multiplied by (2) a fraction, the numerator of which is the number of days that the Executive had been employed with Noble during the performance period in which Executive incurs a termination of employment, and the denominator of which is the total number of days in such performance period (the “Prorated Bonus”).  For the avoidance of doubt, the Prorated Bonus shall be calculated based on the performance of Noble for the entirety of the performance period in which Executive incurs a termination of employment, as such performance is determined by the Board of Directors in its sole discretion, which determination shall be made when the Board of Directors determines the bonuses payable to other executive officers of Noble for the same performance period; and

(C)                                reimbursement (or direct payment to the carrier), for six (6) months following Executive’s termination of employment (the “Continuation Period”), for a portion of the premium costs incurred by Executive (and his spouse and dependents, where applicable) to obtain COBRA coverage pursuant to one of the group health plans sponsored by Noble (or a Noble Company), which reimbursement (or direct payment) shall equal the premium costs incurred by Noble (or a Noble Company, if applicable), for the Continuation Period, on behalf of a similarly-situated employee, to obtain coverage under the same group health plan sponsored by Noble (or a Noble Company, if applicable) (the “Health Care Continuation”).

Notwithstanding anything in the foregoing to the contrary, (1) Executive shall be entitled to receive the Health Care Continuation only if Executive is participating in a group health plan sponsored by Noble (or a Noble Company) as of the date on which Executive incurs a termination of employment, and (2) Executive shall be responsible, during the Continuation Period, for premium costs for COBRA coverage in excess of the Health Care Continuation, and the Executive shall be responsible, after the Continuation Period, for all premium costs for COBRA coverage, if Executive continues to elect such COBRA coverage.

(ii)                                  Timing of Payments; Early Termination of Obligations.

(A)                              Notwithstanding the foregoing:  (1) subject to Section 4(e)(ii)(A)(2), Executive shall receive the Prorated Bonus when bonuses under the performance period in question are paid to other executive officers of Noble, in the year following the year in which the Executive incurs a termination of employment, but in no event after the end of such year; (2) any portion of the Salary Continuation, the Prorated Bonus, or the Health Care Continuation which would otherwise have been paid to the Executive or reimbursed before the first normal payroll payment date falling on or after the fortieth (40th) day following the date of Executive’s termination of employment (the “First Payment Date”) shall be made on the First Payment Date; (3) the Executive shall not be entitled to any Salary Continuation or Prorated Bonus unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h); and (4) each payment of Salary Continuation is intended to constitute a separate payment from each other payment of Salary Continuation and from the payment of the Prorated Bonus for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(B)                                Notwithstanding the foregoing, if the Executive accepts an offer of employment at any time during the Continuation Period, which acceptance would not be in violation of the obligations of Executive under this Agreement, Noble shall no longer be obligated to pay the Health Care Continuation, should Executive become eligible to participate in any other group health plan as a result of his acceptance of such offer of employment.  For the purposes of this Section 4(e)(ii)(B), Executive shall notify Noble of his acceptance of an offer of employment, and the terms and conditions of such offer, on the day of such acceptance.  If Executive does not so notify Noble, then Noble may recover from Executive any Health Care Continuation paid after the date that Executive accepted such an offer of employment.  For the avoidance of doubt, if the Executive would violate his obligations under this Agreement by accepting such an offer of employment, or by performing any services pursuant to such an acceptance, then Noble will no longer be subject to any obligation to pay the Salary Continuation, the Prorated Bonus, and the Health Care Continuation.

(iii)          The parties agree that Executive will not be entitled to any severance payments if: (A)  Noble terminates his employment for Cause pursuant to Section 4(b); (B) he voluntarily resigns under Section 4(c); or he dies or terminates due to Disability during the Term of Employment.

(iv)          Legal Obligations.  Noble acknowledges that, upon Executive’s termination of employment with Noble, it remains obligated to comply with COBRA and other federal and state statutes to the extent required by law regarding the rights of former employees.

(v)           The parties agree that, except as set forth in this Section 4(e), or as set forth in that certain Change in Control Severance Agreement, dated as of May 5, 2008, by and between Executive and Noble (the “Change in Control Severance Agreement”), or as determined by the terms of any employee benefit plan in which Executive participated under Section 3(e), or as set forth in the Third Amended and Restated LLC Agreement, or the Amended and Restated Members’ Agreement, dated as of December 21, 2007, among Noble Environmental Power, LLC and other parties thereto, as amended from time to time, or as otherwise required by law (as referenced in Section 4(e)(iv)), Executive will not be entitled to receive any compensation or benefits after termination of his employment with Noble.

5.                                       Confidential or Proprietary Information.

(a)                                  Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 5(c) or 5(d), Executive agrees that he will not, at any time during the Term of Employment or thereafter, directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit, or for the benefit of any person, firm, corporation or other entity, any Confidential or Proprietary Information of or relating to Noble or the Noble Companies, nor shall he deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential or Proprietary Information.  For purposes of this Agreement, “Confidential or Proprietary Information” includes, without limitation: all trade secrets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by Noble or the Noble Companies, whether in tangible or intangible form, information with respect to Noble’s or the Noble Companies’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.  The parties hereby stipulate and agree that as between them the foregoing matters are important and material Confidential or Proprietary Information, which affect the successful conduct of the businesses of Noble and the Noble Companies (and any successor or assignee of Noble).

(b)                                 Upon termination of Executive’s employment with Noble, whether at the instance of Executive or Noble and for whatever reason, Executive will promptly deliver to Noble all correspondence, records, drawings, manuals, letters, notes, notebooks, computers, cell phones, reports, programs, data, audio or videotapes (or other information contained on any digital information medium), plans, proposals, financial documents, or any other documents or materials containing Confidential or Proprietary Information, information otherwise owned by Noble or the Noble Companies, or containing information concerning the customers, business plans, marketing strategies, products or processes of Noble or the Noble Companies.  Executive shall also return any materials or information received in connection with his employment from clients, prospects or vendors of Noble or the Noble Companies.

(c)                                  Executive may respond to a lawful and valid subpoena or other legal process; provided, however, that Executive shall give Noble the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to Noble and its counsel the documents and other information sought.  Executive shall assist such counsel at Noble’s expense in resisting or otherwise responding to such subpoena or process.

(d)                                 Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, personal rolodex and documents related to his own personal benefits, entitlements and obligations.

(e)                                  Executive agrees that the terms of this Agreement constitute Confidential and Proprietary Information, and agrees, subject to Section 5(c) and 5(d), to not disclose the terms of this Agreement to any third party, except as provided in Section 5(d) and except as provided in a proceeding under Section 18 hereof to enforce the terms of this Agreement.

6.                                       Inventions.  All rights to discoveries, inventions, documents, improvements and innovations (including all data and records pertaining thereto) related to the business of Noble, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent, improve, modify or originate during Executive’s employment, either alone or with others and whether or not during working hours or by the use of the facilities of Noble or the Noble Companies (“Inventions”), shall be the exclusive property of Noble and the Noble Companies.  Executive shall promptly disclose all Inventions to Noble, shall execute at the request of Noble any assignments or other documents Noble may deem reasonably necessary to protect or perfect its rights therein or the rights of any Noble Company therein, and shall assist Noble, upon reasonable request and at Noble’s expense, in obtaining, defending and enforcing Noble’s rights therein and/or the rights of any Noble Company therein.  Executive hereby appoints Noble as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by Noble to protect or perfect its rights or the rights of any Noble Company to any Inventions.

7.                                       Non-Competition and Non-Solicitation.

(a)                        During the Term of Employment and for a period of six (6) months following Executive’s termination of employment for whatever reason (the “Non-Competition Period”), Executive shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor in an area of business in which Competitor directly competes or seeks to directly compete with Noble or the Noble Companies (such restrictions, the “Competition Restrictions”).

(b)                       For purposes of this Agreement, “Competitor” means any business, company or individual which is in the business, or is actively seeking to be in the business, of developing, constructing, managing, owning or operating wind energy projects in: (i) Connecticut; (ii) Maine; (iii) Michigan; (iv) New Hampshire; (v) New York; (vi) Texas; (vii) Vermont; (viii) Wyoming; or (ix) any other state in the United States in which Noble operates, or has been developing, wind energy projects within the 12 months preceding Executive’s termination.

(c)                        Notwithstanding anything to the contrary in this Agreement, Noble shall have the right to extend the time period during which the Competition Restrictions apply to the Executive (the “Extension Right”) for a maximum of six (6) additional months after the expiration of the Non-Competition Period, by providing the Executive with the following payments for each such additional month:  (A) a cash amount equal to one (1) month of his Salary, less taxes and withholdings (the “Additional

Salary Continuation”); and (B) reimbursement (or direct payment to the carrier) for a portion of the premium costs incurred by the Executive (and his spouse and dependents, where applicable) to obtain COBRA coverage for one (1) month pursuant to one of the group health plans sponsored by Noble (or a Noble Company), which reimbursement (or direct payment) shall equal the premium costs incurred by Noble (or a Noble Company, if applicable) to obtain coverage under the same group health plan sponsored by Noble (or a Noble Company, if applicable) on behalf of a similarly-situated employee for one (1) month (the “Additional Health Care Continuation”).  For the avoidance of doubt, for purposes of this Agreement, (X) any Additional Salary Continuation payable pursuant to this Section 7(c) shall be deemed a portion of the Salary Continuation payable pursuant to Section 4(e)(i)(A), and shall be subject to the same provisions applicable to the Salary Continuation in this Agreement, and (Y) any Additional Health Care Continuation payable pursuant to this Section 7(c) shall be deemed a portion of the Health Care Continuation payable pursuant to Section 4(e)(i)(C), and shall be subject to the same provisions applicable to the Health Care Continuation in this Agreement.  Noble shall exercise the Extension Right within thirty (30) days after the Executive incurs a termination of employment, by providing the Executive with written notice specifying the number of months to which the Extension Right shall apply.  If Noble does not exercise the Extension Right within thirty (30) days after the Executive incurs a termination of employment, then such Extension Right shall become null and void after the expiration of the thirty (30) day period.

(d)                                 During the Term of Employment and for a period of twelve (12) months following Executive’s termination of employment for whatever reason, Executive shall not directly or indirectly, individually or on behalf of any other person or entity:

(i)            divert or attempt to divert from Noble any business with any customer, partner or other person with which Noble had any business contact or association during the Term of Employment;

(ii)           induce or attempt to induce any customer, partner or other person with which Noble had any business contact or association to reduce or refrain from doing business with Noble or the Noble Companies;

(iii)          induce or attempt to induce, or cause, other than by means of any general solicitation by advertisement or otherwise, any employee or consultant of Noble to terminate his or her employment or relationship with Noble; or

(iv)          recruit or hire, other than by means of any general solicitation by advertisement or otherwise, any person who was an employee or consultant of Noble after his or her employment or relationship with Noble has terminated.

8.                                       Non-Disparagement.  The Executive agrees, during the Term of Employment and thereafter, to refrain from disparaging Noble and the Noble Companies, including any of their services, technologies or practices, or any of their directors, officers, agents, employees, former employees, representatives or stockholders, either orally or in writing; provided, however, that nothing in the foregoing shall preclude the Executive from making truthful statements that are required by applicable law, regulation or legal process.  Noble agrees, during the Term of Employment and thereafter, to refrain from disparaging the Executive; provided, however, that Noble’s agreement to this non-disparagement clause shall be limited to official statements issued by Noble as an organization and statements of officers of Noble and members of the Board of Directors; provided, further, that nothing in the foregoing shall preclude Noble, its officers or members of the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process.

9.                                       Injunctive Relief.  Executive acknowledges that a breach of the covenants contained in Sections 5 through 8 will cause irreparable damage to Noble and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5 through 8, in addition to any other remedy which may be available at law or in equity, Noble will be entitled to specific performance and injunctive relief.

10.                                 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested, or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to Noble:

Noble Environmental Power, LLC

8 Railroad Avenue, Suite A

Essex, Connecticut 06426

Attention: Chris Lowe

WITH A COPY TO:

General Counsel

If to Executive:

26 Riverview Street

Essex, CT 06426

11.                                 Successors and Binding Agreement.

(a)                                  This Agreement shall be binding upon and inure to the benefit of Noble and any successor of or to Noble, including without limitation any purchaser of all or substantially all of the assets of Noble.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.  Executive agrees that his obligations under this Agreement are personal in nature and, without the consent of Noble, he may not assign, transfer, or delegate this Agreement or any rights or obligations hereunder, provided, that upon Executive’s death, Executive may assign his rights hereunder to Executive’s estate or heirs.

12.                                 Complete and Final Agreement.  Executive agrees that this Agreement and the Change in Control Severance Agreement reflect the complete agreement between Noble and Executive, and that there are no written or oral understandings, promises or agreements related to this Agreement that have been made to him except those contained herein.  This Agreement and the Change in Control Severance Agreement constitute the complete and final agreement by and between the parties, and supersede any and all prior and contemporaneous negotiations, representations, understandings, and agreements between the parties relating to the matters herein, including the Prior Employment Agreement.  Without limiting the foregoing, the parties agree that the following events do not, either individually or collectively, constitute “Good Reason” under the Prior Employment Agreement, and that Executive shall have no rights to payments or benefits under Section 4(e) of the Prior Employment Agreement:  (i) the end of the employment of Executive as Chief Executive Officer of Noble; (ii) the beginning of the employment of Executive as Executive Chairman of the Board of Directors; (iii) the termination of the Prior Employment Agreement by the Company and Executive as of the date hereof; (iv) the entry into this Agreement by the Company and Executive as of the date hereof; or (v) the entry into the Change in Control Severance Agreement by the Company and Executive as of the date hereof.  The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement or the Change in Control Severance Agreement.

13.                                 Construction / Counsel.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning, with no presumption that any language shall be construed against any party.  Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.  Executive acknowledges that he has had adequate opportunity to consult with legal or other counsel of his choosing prior to execution of this Agreement.

14.                                 Governing Law.  Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of Connecticut, without regard to conflict of law principles.

15.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.  Further, the parties agree that any invalid, illegal or unenforceable provision or restriction shall be deemed modified so that it shall be enforced to the greatest extent permissible under law.  To the extent that any court of competent jurisdiction determines any provision or restriction herein to be overly broad, or unenforceable, such court is hereby empowered and authorized to limit such provisions or restrictions so that it is enforceable for the longest duration of time, within the largest geographical area and with the broadest scope, as permitted by law.

16.                                 Survival of Provisions.  Notwithstanding any other provision of this Agreement, the parties’ post-termination obligations and the parties’ other respective rights, including, without limitation, the provisions of Sections 5 through 8 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

17.                                 Waiver.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and Noble.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.                                 Mediation and Arbitration.  Any dispute that may arise between Noble and Executive in reference to this Agreement, or the interpretation, application or construction thereof, and any matter, without limitation, arising out of Executive’s employment with Noble, shall be submitted to mediation using a mediator or mediators and procedures that are mutually acceptable to Executive and Noble.  If mediation is not successful, the dispute shall be submitted to arbitration, conducted before an arbitrator in Middlesex County, Connecticut in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that Noble shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 5 through 8 of the Agreement and Executive hereby consents that such restraining order or injunction may be granted without requiring Noble to post a bond.  Only individuals who are on the AAA register of arbitrators may be selected as an arbitrator.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable; provided however, that the parties agree that the arbitrator shall not be empowered to award punitive damages against any party.  If for any reason this mediation and arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to a trial by jury as to any issue relating hereto in any action, proceeding, or counterclaim arising out of or relating to this Agreement or any other matter involving the parties hereto.

19.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

20.                                 Section 409A.

(a)                                  Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with Noble, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by Noble in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Noble will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with Noble (or the earliest date permitted under Section 409A of the Code), whereupon Noble will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.

(b)                                 Additionally, in the event that following the date hereof Noble or Executive reasonably determines that any payments or benefits payable under this Agreement may be subject to Section 409A of the Code, Noble and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code.

21.                                 Interaction with Change in Control Severance Agreement.  Nothing in this Agreement is intended to, or should be construed as, contradicting, superseding or modifying the Change in Control Severance Agreement, except that the Change in Control Severance Agreement, to the extent that it is in effect, and not this Agreement, shall govern any severance payments made to Executive, if Executive incurs a termination of employment during the period commencing as of the Change in Control (as such term is defined in the Change in Control Severance Agreement) and ending twelve (12) months following such Change in Control (as such term is defined in the Change in Control Severance Agreement).  For the avoidance of doubt, if Executive receives any severance payments (including the Salary Continuation, the Prorated Bonus, and the Health Care Continuation) pursuant to this Agreement, Executive shall not be entitled to receive any severance payments under the Change in Control Severance Agreement.

22.                                 Legal Fees.  Noble will reimburse the Executive up to $10,000 with respect to reasonable legal fees incurred by the Executive in connection with the negotiation  or review of this Agreement; provided, that, such legal fees are incurred by the Executive on or prior to the date hereof.  The Executive will promptly provide Noble with reasonably acceptable information regarding such legal fees and reimbursement will be made as soon as administratively possible following the receipt by Noble of such information, which reimbursement will be made no later than the last day of the calendar year following the calendar year in which the legal fees were incurred by the Executive.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Noble Environmental Power, LLC

/s/ Walter Q. Howard

Name: Walter Q. Howard
Position: President and CEO
		Date:	May 5, 2008

Witnessed:	/s/ Michael J. Palmieri	/s/ Charles C. Hinckley
Name:	Michael J. Palmieri	Charles C. Hinckley
Date:	May 5, 2008
		Date:	May 5, 2008